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                                                                   EXHIBIT 10(i)

                              EMPLOYMENT AGREEMENT

          AGREEMENT, dated as of the 19th day of March, 2002 (this "Agreement"), by and between The Gillette Company, a Delaware corporation (the "Company"), and Edward F. DeGraan (the "Executive").

          WHEREAS, the Company has determined that it is in its best interests and that of its stockholders to continue to employ the Executive upon terms and conditions intended to assure that the Company will have the continued dedication of the Executive without distraction relating to employment and severance terms and conditions, to encourage the Executive's full attention and dedication to the Company, to provide the Executive with compensation, benefits and severance arrangements that are competitive with those of other peer companies and to protect the interests of the Executive and Company in the event the employment of the Executive is terminated.

          WHEREAS, the Executive desires to continue his employment with the Company, subject to the terms and conditions of this Agreement.

          THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

          SECTION 1. CERTAIN DEFINITIONS

          (a) "AFFILIATED COMPANY" means any company controlled by, or under common control with, the Company.

          (b)  "CHANGE OF CONTROL" means

          (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this Section 1(b)(1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(b)(3)(A), 1(b)(3)(B) and 1(b)(3)(C);

                                                         E. DEGRAAN PAGE 1 OF 18

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          (2)  Individuals who, as of December 16, 1999, constituted the Board
(the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to December 16, 1999 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

          (3) Consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

          (4) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

          (c) "TARGET BONUS AMOUNT" means the greater of (1) the target bonus applicable to the Executive, as defined in the Company's Incentive Bonus Plan or any comparable provision of any successor annual bonus plan for the incentive year during which the Executive's employment is terminated, or (2) the amount actually paid to the Executive pursuant to Section 13 of the Company's Incentive Bonus plan or any comparable provision of any successor annual bonus plan for the incentive year immediately preceding the year of the Executive's termination of employment.

                                                         E. DEGRAAN PAGE 2 OF 18

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          (d)  "PEER EXECUTIVE" means a full-time employee who is treated by the
Company as a United States employee for employment and benefits purposes and holds a position of grade 25 and above, excluding the Chief Executive Officer.

          SECTION 2. TERM OF AGREEMENT

          The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the date hereof (the "Effective Date") and ending on April 30, 2004 (the "Employment Period"); provided, however, that unless previously terminated, the Employment Period shall be automatically extended so as to terminate two years from the end of the Employment Period, unless, no later than 90 days prior to the end of the Employment Period, either the Company or the Executive shall give notice to the other party that the Employment Period shall not be so extended. This Agreement shall automatically terminate and be replaced and superseded by the Change of Control Employment Agreement executed between the Company and the Executive (the "Change of Control Agreement") upon the Effective Date of the Change of Control Agreement as defined therein.

          (a) COMMITMENT TO DUTIES. During the Employment Period, and excluding any periods of vacation and medical or other leave of absence to which the Executive is entitled, the Executive agrees to faithfully and diligently perform all duties and responsibilities of his position and devote reasonable attention, skill, energy, ability and time during normal business hours to the business and affairs of the Company and, to the extent necessary, to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures, fulfill speaking engagements or teach at educational institutions and (3) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

          (b) CONFIDENTIALITY. During the Employment Period, the Executive shall not disclose to anyone outside the Company, nor use in other than the Company's business, any trade secret or confidential information or knowledge relating to the Company's business or acquired by reason of employment with the Company.

                                                         E. DEGRAAN PAGE 3 OF 18

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          (c)  ASSIGNMENT OF INVENTIONS AND IDEAS. In accordance with the
Executive's prior employment agreement with the Company, the Executive hereby sells, assigns and transfers to the Company his entire interest in any invention or idea, patentable or not, made or conceived solely or jointly by him (1) during the Employment Period or previous period of employment with the Company, whether or not during business hours and whether or not on Company premises, or
(2) within a period of one year after the Date of Termination as herinafter defined. The Executive agrees to promptly disclose such idea or invention to the Company, execute and deliver all required instruments (including a specific assignment of title to the Company), and do anything else reasonably necessary to enable the Company, at its own expense, to secure patent and other property rights in the United States and in foreign countries.

          (d) COMPLIANCE WITH COMPANY POLICIES. During the Employment Period, the Executive shall conform to and comply with the policies, rules and regulations of the Company.

          SECTION 3. TERMS AND CONDITIONS OF EMPLOYMENT

          The following terms and conditions shall apply to the Executive's employment:

          (a) POSITION AND DUTIES. The Executive shall continue to serve in his current position or such other executive position as determined by the Company's Chief Executive Officer.

          (b)  COMPENSATION

          (1) BASE SALARY. The Executive shall receive an Annual Base Salary ("Annual Base Salary") of $857,000, which Annual Base Salary shall be payable in periodic installments, no less frequently than monthly. During the Employment Period, the Annual Base Salary shall be reviewed for possible increase every twelve to fifteen months, depending on position and salary range. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

          (2) INCENTIVE, SAVINGS AND RETIREMENT PLANS. The Executive shall be eligible to participate in all incentive, savings and retirement plans and programs generally offered to other Peer Executives of the Company, as those plans and programs may change from time to time.

          (3) INSURANCE AND WELFARE BENEFIT PLANS. The Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under the Company's Executive Life Insurance Plan and Estate Preservation Plan, and any other welfare benefit plans and programs generally offered to other Peer Executives of the Company (which currently include medical, dental, disability, spouse/dependent life insurance


                                                         E. DEGRAAN PAGE 4 OF 18

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and travel accident insurance plans and programs), as those plans and programs may exist and change from time to time.

          (4) EXPENSES. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company, in effect from time to time, for Peer Executives of the Company.

          (5) FRINGE BENEFITS. The Executive shall be eligible for all fringe benefits generally offered to other Peer Executives of the Company, as those benefits may change from time to time.

          (6) VACATION. The Executive shall be entitled to paid vacation provided generally to other Peer Executives of the Company in accordance with the plans, policies, programs and practices of the Company, as they may change from time to time.

          (7) EFFECT OF TERMINATION. Notwithstanding anything in this Agreement to the contrary, upon termination of employment for any reason, the Executive's employment shall cease on the Date of Termination and the Executive shall have no further right to the payments or benefits described in this Section 3, but shall look to the right to the payments and benefits described in Section 5.

          SECTION 4. TERMINATION OF EMPLOYMENT

          (a) DEATH. The Executive's employment shall terminate automatically if the Executive dies during the Employment Period.

          (b) DISABILITY. If the Company determines in good faith that a Disability (as defined herein) of the Executive has occurred, it may give to the Executive written notice in accordance with Section 4(e) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. "Disability" means the absence of the Executive from the Executive's duties with the Company on a full-time basis for at least three months as a result of incapacity due to a mental or physical impairment that is determined to entitle the Executive to receive benefits under The Gillette Company Long-Term Disability Plan or any successor long-term disability plan.

          (c) CAUSE. The Company may terminate the Executive's employment for Cause. "Cause" for this purpose means:

          (1) the Executive's continued failure to perform substantially his duties with the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental impairment), after a written demand for performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies


                                                         E. DEGRAAN PAGE 5 OF 18

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the manner in which the Board or the Chief Executive Officer believes that
Executive has not performed his duties;

          (2) the Executive's engaging in illegal conduct or misconduct which is injurious to the Company;

          (3) the Executive's failure to comply with any restriction set forth in Section 8(c) of this Agreement;

          (4) the Executive's violation of a material Company policy, rule or regulation; or

          (5) the Executive's conviction of a felony or a plea of nolo contendere by Executive with respect thereto.

          (d) GOOD REASON. The Executive's employment may be terminated by the Executive for Good Reason. "Good Reason" for this purpose means:

          (1) any substantial failure by the Company to comply with Section 3(a) or 3(b) of this Agreement, provided that the Executive has first (a) given written notice to the Company of the alleged violation of Section 3(a) or (b) within 60 days of the action or incident giving rise to the alleged violation and (b) the Company has failed to remedy the alleged violation within 30 days after the receipt of notice thereof;

          (2) any purported termination by the Company of the Executive's employment other than as expressly permitted by this Agreement; or

          (3)  any failure by the Company to comply with and satisfy Section
11(c).

          (e) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b). "Notice of Termination" means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's respective rights hereunder.


                                                         E. DEGRAAN PAGE 6 OF 18

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          (f)  DATE OF TERMINATION. "Date of Termination" means (1) if the
Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, as the case may be, (2) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination or any later date specified in the Notice of Termination, as the case may be, (3) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be and (4) if the Executive's employment is terminated by either party's giving of notice in accordance with Section 2 that the Employment Period under this Agreement shall not be extended, the Date of Termination shall be the last day of the Employment Period.

          SECTION 5. OBLIGATIONS OF THE COMPANY UPON TERMINATION

          (a) TERMINATION BY THE COMPANY OR THE EXECUTIVE. If during the Employment Period, the Company terminates the Executive's employment other than for Cause or Disability or the Executive terminates employment for Good Reason or at the end of the Employment Period either the Company or the Executive elects not to renew the term of this agreement:

     (1) Within 30 days after the Date of Termination, the Company shall pay the aggregate of the following amounts in a lump sum in cash to the Executive:

     (a) the Executive's Annual Base Salary through the Date of Termination to the extent not previously paid;

     (b) to the extent not previously paid and to the extent such deferrals are not continued pursuant to a Termination Settlement Agreement, any compensation previously deferred by the Executive under the Company's Supplemental Savings Plan, Incentive Bonus Plan and/or Stock Equivalent Unit Plan (together with any accrued interest or earnings thereon), in accordance with the terms of those plans; and

     (c)  any accrued vacation pay, to the extent not previously paid.


     (2) The Executive shall be offered a Termination Settlement Agreement prepared by the Company which includes the following material terms and is subject to the following conditions:

     (a) SEVERANCE PAY - The Company shall pay the Executive the sum of (i) two years of the Executive's Annual Base Salary, and (ii) two times the Target Bonus Amount ("Severance Pay"). The Executive may elect to receive Severance Pay either as (1) a lump sum payment, (2) continuing semi-monthly payments over a period of two years, or (3) continuing semi-monthly payments over a period of less than two years, followed by a lump sum payment of the balance due within 30 days of the last semi-monthly payment. If on the Date of Termination the Executive is within five years of earliest eligibility for


                                                         E. DEGRAAN PAGE 7 OF 18

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     retirement under The Gillette Company Retirement Plan, he may elect to receive Severance Pay as continuing payments over a period longer than two years, as set forth below.

     Severance Pay which is paid as continuing payments, but not Severance Pay which is paid as a lump sum, will be included in the calculation of Average Annual Compensation and will result in receipt of age and service credit, all in accordance with the terms of The Gillette Company Retirement Plan.

     If the Executive elects to retire and begin receiving pension payments during a period in which Severance Pay is being provided as continuing payments, he will receive a lump sum payment of the balance of any Severance Pay due under the Termination Settlement Agreement. Once pension payments begin, the Executive is eligible for only those pension payment and benefits and services available to retirees.

     (b)  RETIREMENT -

          (1) VESTED RIGHT PENSION. If, on the Date of Termination or during the period during which the Executive receives Severance Pay as continuing payments, the Executive is not retirement-eligible but has five or more years of credited service, the Executive will be eligible to receive a vested rights pension under The Gillette Company Retirement Plan.

          (2) RETIREMENT-ELIGIBLE ON DATE OF TERMINATION. If, on the Date of Termination, the Executive is eligible for a pension under The Gillette Company Retirement Plan, the Executive may elect to retire and begin receiving pension payments at any time after the Date of Termination.

          (3) WITHIN FIVE YEARS OF RETIREMENT ELIGIBILITY. If, on the Date of Termination, the Executive is not retirement-eligible but is within five years of earliest eligibility for retirement, the Executive may elect to receive Severance Pay as extended continuing payments apportioned throughout the time period from the Date of Termination until the earliest date of retirement eligibility, and thereby receive age and service credit to the earliest date of retirement eligibility under The Gillette Company Retirement Plan.

     (C) STOCK OPTION PLAN - If the Executive is not eligible for early, normal or late retirement under the terms of The Gilllette Company Retirement Plan on the last day he receives Severance Pay, all options held by the Executive, which are not otherwise exercisable under the terms of the Stock Option Plan or a successor plan, shall become exercisable and all options held by the Executive shall remain exercisable for a period of three years thereafter provided, however, that in no event shall any option be exerciseable beyond ten years from its date of grant. If the Executive is eligible for early, normal or late retirement under the terms of The Gilllette Company Retirement Plan on the last day he receives Severance Pay, all options granted prior to 2002


                                                         E. DEGRAAN PAGE 8 OF 18

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          which are held by the Executive for one or more years and which are not otherwise exercisable under the terms of the Stock Option Plan or a successor plan, shall become exercisable and remain exercisable for a period of five years thereafter provided, however, that in no event shall any option be exerciseable beyond ten years from its date of grant. If the Executive is eligible for early, normal or late retirement under the terms of The Gillette Company Retirement Plan on the last day he receives Severance Pay, all options granted beginning in 2002 which are held by the Executive and which are not otherwise exercisable under the Stock Option Plan or a successor plan, shall become exercisable and remain exercisable for the remaining term of the option.

     (d) BENEFITS - For the period of time after the Executive's Date of Termination during which the Executive receives Severance Pay as continuing payments, but not if the Executive receives Severance pay as a lump sum, the Company shall continue to permit the Executive and/or the Executive's family, where applicable to participate in the following plans and benefits:

               Medical Plan
               Dental Plan
               Employees' Savings Plan

               Supplemental Savings Plan
               Executive Life Insurance Plan
               Spouse and Child Life Insurance Plan
               Flexible Spending Accounts

          provided, however, that, if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, any medical and other welfare benefits provided by the Company shall be secondary to those provided under such other plan during such applicable period of eligibility.

          Regardless of the method by which the Executive elects to receive Severance Pay, the Executive shall not be eligible after the Date of Termination for certain employee benefits, including:

               Additional grants under the Stock Option Plan
               Additional grants under the Incentive Bonus Plan The Salary Continuation Plan The Long-term Disability
               Plan Vacation Accruals Holiday Pay The Tuition Refund
               Plan

     (e) ESTATE PRESERVATION PLAN -- For purposes of the Estate Preservation Plan, termination of an Executive's employment with the Company shall be considered to occur on the


                                                         E. DEGRAAN PAGE 9 OF 18

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          later of the Date of Termination or the last day on which the
          Executive receives Severance Pay as continuing payments, if applicable.

     (f) OUTPLACEMENT SERVICES - The Company shall provide the Executive with customary outplacement services for a maximum period of one year.

     (g) RELEASE OF ALL CLAIMS - The provision of all pay and benefits to the Executive under a Termination Settlement Agreement shall be contingent on the Executive's execution of a general release of claims against the Company and specified affiliates and plans, as well as certain related agents, parties, and entities.

     (h) OTHER OBLIGATIONS -- The Termination Settlement Agreement shall also require the Executive to reaffirm the obligations set forth in Section 8 herein.

     (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, the Company shall have no further obligations to the Executive's legal representatives under this Agreement, except as follows:

     (1) Within 30 days after the Date of Termination, the Company shall pay the aggregate of the following amounts in a lump sum in cash to the Executive's estate or beneficiary, as applicable:

     (a) the Executive's Annual Base Salary through the Date of Termination to the extent not previously paid;

     (b) any compensation previously deferred by the Executive under the Company's Supplemental Savings Plan, Incentive Bonus Plan and/or Stock Equivalent Unit Plan (together with any accrued interest or earnings thereon), to the extent not previously paid and in accordance with the terms of those plans; and

     (c)  any accrued vacation pay, to the extent not previously paid.


     (2) To the extent not previously paid or provided, the Company shall timely pay or provide any other amounts or benefits required to be paid or provided or that the Executive or Executive's family, estate or beneficiary, as applicable, is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.

     (c) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, the Company shall have no further obligations to the Executive under this Agreement, except as follows:

     (1) Within 30 days after the Date of Termination, the Company shall pay the aggregate of the following amounts in a lump sum in cash to the Executive:

     (a) the Executive's Annual Base Salary through the Date of Termination to the extent not previously paid;


                                                        E. DEGRAAN PAGE 10 OF 18

     (b) any compensation previously deferred by the Executive under the Company's Supplemental Savings Plan, Incentive Bonus Plan and/or Stock Equivalent Unit Plan (together with any accrued interest or earnings thereon), to the extent not previously paid and in accordance with the terms of those plans; and

     (c)  any accrued vacation pay, to the extent not previously paid.

     (2) To the extent not previously paid or provided, the Company shall timely pay or provide any other amounts or benefits required to be paid or provided or that the Executive or Executive's family is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.

     (d) CAUSE. If the Executive's employment is terminated for Cause during the Employment Period, the Company shall have no further obligations to the Executive under this Agreement, except as follows:

     (1) Within 30 days after the Date of Termination, the Company shall pay the aggregate of the following amounts in a lump sum in cash to the Executive:

     (a) the Executive's Annual Base Salary through the Date of Termination to the extent not previously paid;

     (b) any compensation previously deferred by the Executive under the Company's Supplemental Savings Plan, Incentive Bonus Plan and/or Stock Equivalent Unit Plan (together with any accrued interest or earnings thereon), to the extent not previously paid and in accordance with the terms of those plans; and

     (c)  any accrued vacation pay, to the extent not previously paid.

     (2) To the extent not previously paid or provided, the Company shall timely pay or provide any other amounts or benefits required to be paid or provided or that the Executive or Executive's family is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.

     An Executive whose employment is terminated for Cause shall also be subject to forfeiture of stock options and other rights and remedies as set forth in
Section 8(d) herein.

     (e) VOLUNTARY OTHER THAN FOR GOOD REASON. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason or termination at the end of the Employment Period because of his non-renewal of the agreement, the Company shall have no further obligations to the Executive under this Agreement, except as follows:

     (1) Within 30 days after the Date of Termination, the Company shall pay the aggregate of the following amounts in a lump sum in cash to the Executive:

     (a) the Executive's Annual Base Salary through the Date of Termination to the extent not previously paid;


                                                        E. DEGRAAN PAGE 11 OF 18

     (b) if elected by the Executive, any compensation previously deferred by the Executive under the Company's Supplemental Savings Plan, Incentive Bonus Plan and/or Stock Equivalent Unit Plan (together with any accrued interest or earnings thereon), to the extent not previously paid; and

     (c)  any accrued vacation pay, to the extent not previously paid.

     (2) To the extent not previously paid or provided, the Company shall timely pay or provide any other amounts or benefits required to be paid or provided or that the Executive or Executive's family is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.

          SECTION 6. NON-EXCLUSIVITY OF CERTAIN RIGHTS

          Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, other than the Change of Control Agreement, (a) this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, and (b) if the Executive receives severance pay and benefits under
Section 5, the Executive shall not be entitled to receive severance pay or benefits under any other plan, program, policy or arrangement of the Company providing severance benefits.

          SECTION 7. FULL SETTLEMENT

          In no event shall the Executive be obligated to seek other employment or, unless otherwise expressly provided herein, take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment, except as expressly provided in Section 5(a)(2) herein.

          SECTION 8. OBLIGATIONS OF THE EXECUTIVE

          (a) RESIGNATIONS. As of Executive's Date of Termination, he shall immediately resign as an officer and director of the Company and its Affiliated Companies. The Executive agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned as of such Date of Termination, regardless of when or whether he executed any such documentation.

          (b) COMPANY PROPERTY. As of the Executive's Date of Termination, he shall return all equipment, files, documents, credit cards, and any other property of any sort belonging to the Company.


                                                        E. DEGRAAN PAGE 12 OF 18

          (c) ADDITIONAL RESTRICTIONS: NON-COMPETITION AND NON-SOLICITATION; CONFIDENTIALITY; INVENTIONS; PROHIBITED STATEMENTS.

     (1) During the Employment Period and for a period of two years after the Date of Termination, the Executive shall not directly or indirectly:

          (i) as an employee, consultant, independent contractor, officer, director, individual proprietor, investor, partner, stockholder, agent, principal, joint venturer, or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding equity of a publicly held corporation or company), be employed, work, consult, advise, assist, or engage in any activity regarding any business, product, service or other matter which: (A) is substantially similar to or competes with any business, product, service or other matter regarding which the Executive worked for the Company, or any of its subsidiaries, during the three (3) years prior to the Date of Termination; or (B) concerns subject matters about which Executive gained proprietary information of the Company, or any of its subsidiaries, during the three (3) year period prior to the Executive's termination of employment;

          (ii) either alone or in association with others, solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served, directly or indirectly, by Executive while employed by the Company; or

          (iii) either alone or in association with others: (A) solicit or encourage any employee or independent contractor of the Company to terminate his/her relationship with the Company; or (B) recruit, hire or solicit for employment or for engagement as an independent contractor, any person who is or was employed by the Company at any time during the Executive's employment with the Company; provided, that this Paragraph
     (iii) shall not apply to such person whose employment with the Company has been terminated for a period of one year or longer.

     (2) After the Date of Termination as well as during the Employment Period, the Executive shall not disclose or use at any time any secret or confidential information or knowledge obtained or acquired by the Executive during, after, or by reason of, employment with the Company or any of its subsidiaries, as provided under applicable law and any and all agreements between the Executive and the Company or any of its subsidiaries regarding Executive's employment with the Company or the subsidiary.

     (3) After the Date of Termination as well as during the Employment Period, to the extent permitted by law, the Executive shall not make, publish or state, or cause to be made, published or stated, any defamatory or disparaging statement, writing or communication pertaining to the character, reputation, business practices, competence or conduct of the Company, its subsidiaries, shareholders, directors, officers, employees, agents, representatives or successors.


                                                        E. DEGRAAN PAGE 13 OF 18

     (4) The geographic scope of the provisions of Section 8(c)(1) above shall extend to anywhere the Company or any of its subsidiaries is doing business, has done business or intends to do business.

     (5) If any restriction set forth in Section 8(c) above is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

     (6) The obligations contained in this Section 8 shall continue in effect following termination of employment for any reason except that, in the event of a Change of Control, the restrictions contained in Sections 8(c)(1)(i), 8(c)(1)(iii), and 8(c)(3) above shall cease and the Executive shall no longer be bound by the obligations thereunder.

     (d) RIGHTS AND REMEDIES IN THE EVENT OF CERTAIN BREACHES

     If the Company reasonably determines that the Executive has materially violated any of the Executive's obligations under Section 8(c) above, or if a Executive is terminated for Cause, then, in addition to any other remedies at law or in equity it may have, the Company shall have the following rights and remedies:

     (1) The Company may immediately terminate all termination settlement pay and benefits provided to the Executive under a Termination Settlement Agreement, as described in Section 5(a)(2), if applicable, and shall have no further obligation to provide such pay and benefits to the Executive hereunder.

     (2) The Company may cancel any and all options previously granted to the Executive under The Gillette Company 1971 Stock Option Plan or any successor thereto, including but not limited to grants that according to their terms are vested, effective as of the date on which such violation began (the "Violation Date"); and

     (3) The Company may demand the return of any gain realized by the Executive as a result of the Executive's exercise of any option during the period commencing one year prior to the Executive's termination of employment and continuing through the Violation Date. Upon demand, the Executive shall pay to the Company the amount of any gain realized or payment received as a result of such exercises. At the option of the Company, such payment shall be made by returning to the Company the number of shares of common stock of the Company which the Executive received in connection with such exercise (with the Company then refunding the option price paid by the Executive), or in cash in the amount of the gain realized. If after such demand the Executive fails to return said shares or amounts, the Company shall have the right to offset said amounts against any amounts, including compensation, owed to the Executive by the Company or to commence judicial proceedings against the Executive to recover said shares or amounts.


                                                        E. DEGRAAN PAGE 14 OF 18

     (4) The non-competition restrictions set forth in Section 8(c)(1) supersede any non-competition restrictions of a lesser duration as set forth in any agreement between a Executive and the Company or any subsidiary or predecessor or any plan.

     (e) ACKNOWLEDGEMENT OF RIGHT TO TAKE OTHER ACTIONS. The Executive acknowledges that legal remedies would be inadequate to remedy the irreparable harm that would result to the Company from a breach of his obligations under
Section 8(c) above, and therefore agrees that injunctive relief would be appropriate to avoid or remedy any such breach or potential breach, in addition to the specific rights and remedies set forth in Section 8(d) above, to the extent applicable.

          SECTION 9. DISPUTE RESOLUTION. Any dispute arising under, or relating to, this Agreement, any other agreement between the Executive and the Company or its Affiliates, the Executive's employment with the Company or the termination thereof, shall be resolved expeditiously by binding arbitration by a single arbitrator to be held in Boston, Massachusetts, in accordance with the laws of the Commonwealth of Massachusetts and the then-current Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Rules").

          Either the Executive or the Company may initiate binding arbitration by written notice delivered to the other party. Within 14 days after the initiation of arbitration, the parties shall seek to identify one mutually acceptable impartial third party to serve as sole arbitrator. Any such arbitrator shall: (a) be a partner (or comparable officer) in a law firm in Boston, Massachusetts having more than 75 lawyers; (b) have been active for 20 or more years in the practice of corporate law or litigation; and (c) be active, on substantially a full-time basis, in such practice at the time the dispute is noticed. If the parties are unable or fail to agree upon the arbitrator within 14 days after the initiation of arbitration, the arbitrator shall be selected in accordance with the Arbitration Rules.

          All information exchanged or presented to the arbitrator in the proceedings, whether in oral, written or other form, and the results of the proceedings, shall be confidential and except as required by law shall not be disclosed to any person or entity without prior written permission from the party who offered or presented the information. For any dispute resolved by arbitration pursuant to this section, the arbitrator shall award attorneys' fees and costs, and costs associated with the arbitration proceeding, to the party determined by the arbitrator to be the prevailing party. Pending such award of attorneys' fees and costs and arbitration costs, the parties shall divide equally the administrative charges, arbitrator's fees and related expenses of the arbitration, but each party shall pay its own legal fees incurred in connection with such arbitration.

     The arbitrator shall issue a written decision, stating the reasons for the decision, within 30 days of the termination of the arbitration proceedings. The arbitrator shall not be empowered to modify any rights or obligations of either the Executive or the Company under this Agreement or any other agreement between the Executive and the Company or its Affiliates. The decision of the arbitrator acting within the scope of his or her authority shall be final and binding upon the


                                                        E. DEGRAAN PAGE 15 OF 18
parties and may be entered, enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought.

     Nothing contained in this section shall limit the right of the Company, at its sole option, to seek or obtain equitable or other relief or remedies from any court of competent jurisdiction for the Executive's violation of Section 8(c) of this Agreement.

          SECTION 10. COOPERATION/INFORMATION REQUESTS

     After the Executive's Date of Termination, the Executive agrees to make himself reasonably available to the Company to respond to requests by the Company for information concerning matters involving facts or events relating to the Company or its Affiliated Companies that may be in the Executive's knowledge, and to assist the Company and its Affiliated Companies as reasonably requested with respect to pending and future litigations, arbitrations, or other dispute resolutions. The Company will reimburse the Executive for his reasonable travel expenses and other costs incurred under this section.

          SECTION 11. SUCCESSORS

          (a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. "Company" means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

          SECTION 12. INDEMNIFICATION

          The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State


                                                        E. DEGRAAN PAGE 16 OF 18
of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and not otherwise received by him from another source, such as insurance, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs and legal representatives.

          SECTION 13. MISCELLANEOUS

          (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          if to the Executive:
               Edward F. DeGraan
               11 Olmsted Road
               Hingham, MA  02043

          if to the Company:
               The Gillette Company
               Prudential Tower Building
               Boston, Massachusetts 02199
               Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(d) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.


                                                        E. DEGRAAN PAGE 17 OF 18

          (f) Except with respect to the Change of Control Agreement, the Executive and the Company acknowledge that this agreement supersedes any other agreement or plan provisions concerning the subject matter hereof.

          (g) This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument.

          (h) Except as expressly set forth in this Agreement, upon the expiration of this Agreement, the respective rights and obligations of the Company and the Executive shall survive such expiration to the extent necessary to carry out the rights and obligations of the parties.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                                       -----------------------------------------
                                       Edward F. DeGraan


                                       THE GILLETTE COMPANY


                                       By
                                          --------------------------------------
                                          Edward E. Guillet
                                          Senior Vice President, Human Resources



                                                        E. DEGRAAN PAGE 18 OF 18